Exhibit 5.1

January 13, 2017

Bank of America Corporation

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255

Ladies and Gentlemen:

We have acted as counsel to Bank of America Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-202354) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the base prospectus dated May 1, 2015 constituting a part thereof, as supplemented by the prospectus supplement dated January 13, 2017 (the base prospectus, as supplemented by the prospectus supplement, as either document may be superseded or replaced from time to time, the “Prospectus”), relating to the issuance and sale from time to time by the Company of its Senior Medium-Term Notes, Series M, and its Subordinated Medium-Term Notes, Series M (collectively referred to herein as the “Medium-Term Notes”). The Medium-Term Notes are to be issued and sold from time to time as set forth in the Prospectus and amendments or supplements thereto.

The Medium-Term Notes are to be issued under the terms of (i) the Senior Indenture dated January 1, 1995 between the Company (successor to NationsBank Corporation) and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A., the successor trustee to The Bank of New York) as trustee, as supplemented by a First Supplemental Indenture dated as of September 18, 1998, a Second Supplemental Indenture dated as of May 7, 2001, a Third Supplemental Indenture dated as of July 28, 2004, a Fourth Supplemental Indenture dated as of April 28, 2006, a Fifth Supplemental Indenture dated as of December 1, 2008, a Sixth Supplemental Indenture dated as of February 23, 2011 and a Seventh Supplemental Indenture dated as of January 13, 2017 (as so supplemented, and as further supplemented or amended from time to time, the “Senior Indenture”) or (ii) the Subordinated Indenture dated January 1, 1995 between the Company (successor to NationsBank Corporation) and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A., the successor trustee to The Bank of New York) as trustee, as supplemented by a First Supplemental Indenture dated as of August 28, 1998, a Second Supplemental Indenture dated as of January 25, 2007 and a Third Supplemental Indenture dated as of February 23, 2011 (as so supplemented, and as further supplemented or amended from time to time, the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”), as applicable.

In connection with this opinion letter, we have examined the Registration Statement (including the exhibits filed therewith and incorporated by reference therein from previous filings made by the Company with the Commission), the Prospectus, certificates of officers of the Company and of public officials, and originals or copies of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter, including resolutions of the Company’s Board of Directors authorizing the filing of the Registration Statement and the issuance of the Medium-Term Notes, subject to, with respect to each particular issuance of Medium-Term Notes, further specific authorization for the issuance by or pursuant to proper action of the Board of Directors, an authorized committee thereof or appointed thereby or authorized officers (such further authorization, “Authorizing Resolutions”).

As used herein, the term “Applicable Law” means the Delaware General Corporation Law (including statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the laws of the State of New York, all as in effect on the date hereof.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a) Factual Matters. To the extent we have reviewed and relied upon certificates of the Company or authorized representatives thereof and certificates and assurances from public officials, all of such certificates and assurances are accurate with regard to factual matters.

(b) Signatures; Authentic and Conforming Documents; Legal Capacity. The signatures of individuals who have signed or will sign the Indentures and the documents required or permitted to be delivered thereunder are genuine and, other than those of individuals signing on behalf of the Company at or before the date hereof, authorized, all documents submitted to us as originals are authentic, complete and accurate, all documents submitted to us as copies conform to authentic original documents, and all individuals who have signed or will sign each Indenture or other documents submitted to us have or will have the legal capacity to execute such document.

(c) Organizational Status; Power and Authority. All parties to the Indentures and the Medium-Term Notes are or will be validly existing and in good standing in their respective jurisdictions of formation and have or will have the capacity and full power and authority to execute, deliver and perform the Indentures, except that no such assumption is made as to the Company as of the date hereof.

(d) Authorization, Execution and Delivery. The Indentures, the Medium-Term Notes and the documents required or permitted to be delivered thereunder have been or will be duly authorized by all necessary corporate, limited liability company, business trust, partnership or other action on the part of the parties thereto and have been or will be duly executed and delivered by such parties, except no such assumption is made as to the Company as of the date hereof.

(e) Documents Binding on Certain Parties. The Indentures and the documents required or permitted to be delivered thereunder are or will be valid and binding obligations enforceable against the parties thereto in accordance with their terms, except no such assumption is made as to the Company.

(f) Noncontravention. Neither the issuance of the Medium-Term Notes by the Company, the execution and delivery of the Indentures and the Medium-Term Notes by any party thereto nor the performance by such party of its obligations thereunder will conflict with or result in a breach of (i) the certificate or articles of incorporation, bylaws, certificate or articles of organization, operating agreement, certificate of limited partnership, partnership agreement, trust agreement or other similar organizational documents of any such party, (ii) any law or regulation of any jurisdiction applicable to any such party, or (iii) any order, writ, injunction or decree of any court or governmental instrumentality or agency applicable to any such party or any agreement or instrument to which any such party may be a party or by which its properties are subject or bound.

(g) Governmental Approvals. All consents, approvals and authorizations of, or filings with, all governmental authorities that are required as a condition to the issuance of the Medium-Term Notes by the Company or to the execution and delivery of the Indentures by the parties thereto or the performance by such parties of their obligations thereunder will have been obtained or made.

(h) Registration. The Registration Statement is effective under the Securities Act and such effectiveness shall not have been terminated or rescinded.

Our Opinions

Based solely upon the foregoing, and in reliance thereon, and subject to the qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that when (i) Authorizing Resolutions with respect to any Medium-Term Notes have been duly adopted, (ii) the terms of such Medium-Term Notes and for their issuance and sale have been established in conformity with the Authorizing Resolutions and the applicable Indenture, (iii) such Medium-Term Notes have been issued and sold as contemplated by the Registration Statement, the Prospectus and any applicable supplement(s) to the Prospectus, (iv) the Company has received the consideration provided for in the applicable supplement to the Prospectus and any applicable definitive purchase, underwriting, distribution or similar agreement and (v) either (A) such Medium-Term Notes have been completed, executed, authenticated and delivered, or (B) in the case of Medium-Term Notes represented by a master global note, such master global note has been duly executed by the Company and authenticated by the trustee under the applicable Indenture and such trustee has made an appropriate entry on the applicable schedule to the master global note identifying the notes as supplemental obligations thereunder in accordance with the instructions of the Company, and in each case in accordance with the provisions of the applicable Indenture, such Medium-Term Notes will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Qualifications and Limitations Applicable to Our Opinions

The opinions set forth above are subject to the following qualifications and limitations:

(a) Applicable Law. Our opinions are limited to the Applicable Law, and we do not express any opinion concerning any other law.

(b) Bankruptcy. Our opinions are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally.

(c) Equitable Principles. Our opinions are subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing.

(d) Currency Conversion. We advise you that, as of the date of this opinion, a judgment for money in an action based on any Medium-Term Note or the Indentures denominated in a currency other than United States dollars in a federal or state court in the United States ordinarily would be rendered or enforced in the United States only in United States dollars. The date and method used to determine the rate of conversion of the foreign currency into United States dollars will depend on various factors, including which court renders the judgment. We express no opinion as to whether a court would award a judgment in a currency other than U.S. dollars or the particular date or rate of exchange that would be used by such court in the entry of a judgment.

Miscellaneous

We hereby consent to be named in the Registration Statement as attorneys who passed upon the legality of the Medium-Term Notes and to the filing of a copy of this opinion as part of the Company’s Current Report on Form 8-K to be filed on or about the date hereof for the purpose of including this opinion as part of the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In addition, if a supplement to the Prospectus relating to the offer and sale of any particular Medium-Term Note or Medium-Term Notes is filed by the Company with the Commission on a future date, and the supplement contains a reference to us and our opinion substantially in the form set forth below, we consent to including that opinion as part of the Registration Statement and further consent to the reference to our name in the opinion:

“In the opinion of McGuireWoods LLP, as counsel to Bank of America Corporation (the “Company”), [when the notes offered hereby have been completed and executed by the Company, and authenticated by the trustee] [when the trustee has made an appropriate entry on Schedule 1 to the master global note that represents the notes (the “master note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of the Company], and the notes have been delivered against payment therefor as contemplated in this pricing supplement and the related prospectus and prospectus supplement, all in accordance with the provisions of the indenture governing the notes, such notes will be legal, valid and binding obligations of the Company, subject to the effect of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the notes [and due authentication of the master note], the validity, binding nature and enforceability of the indenture governing the notes with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated January 13, 2017, which has been filed as an exhibit to the Company’s Current Report on Form 8-K dated January 13, 2017. [This opinion is also subject to the limitations, as stated in such letter, of the enforcement of Medium-Term Notes denominated or payable in a currency other than U.S. dollars.]”

In giving this consent, we do not admit thereby that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ McGuireWoods LLP

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